UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

5059 West 2100 South, Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 974-9474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 25, 2010, ActiveCare, Inc. sold 342,857 shares of its newly designated Series B Convertible Preferred Stock (the “Series B Preferred”).  The aggregate purchase price of the Series B Preferred was $600,000 or $1.75 per share.  The purchasers of the Series B Preferred shares were Gemini Master Fund, Ltd. and Harborview Master Fund, LP.  The purchasers also received common stock purchase warrants to purchase 342,857 shares of the registrant’s common stock at a price of $3.00 per share.  A copy of the Stock Purchase Agreement is included with this report as an exhibit under Item 9.01(d).

The rights and preferences of the Series B Preferred are as contained in the Designation of Rights and Preferences of the Series B Convertible Preferred Stock of ActiveCare, Inc. (the “Designation”) filed with the Secretary of State of Delaware on March 25, 2010.

A total of 1,000,000 preferred shares were designated as Series B Preferred.  The Series B Preferred ranks senior to all other classes and series of equity securities except the registrant’s previously designated Series A Convertible Preferred Stock (the “Series A Preferred”).  Holders of the Series B Preferred are entitled to receive dividends annually at 8 percent of the stated value of the Series B Preferred.  Dividends are payable in cash or, subject to certain conditions, in shares of the registrant’s common stock.

The Series B Preferred is convertible to common stock at a conversion price of $1.75 per share, subject to adjustment under conditions enumerated in the Designation.  The right of conversion is subject to the limitation that at no time may a holder of shares of the Series B Preferred convert such shares if the number of shares of common stock to be issued pursuant to such conversion would cause the Holder to be directly or indirectly the beneficial owner (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) of more than 4.99% of the issued and outstanding common stock of the registrant. The holder may waive this limitation under certain circumstances by giving advance written notice to the registrant, as provided in the Designation.

The holders of the Series B Preferred may require the registrant to redeem the Series B Preferred shares held by them under certain conditions after 12 months and upon the occurrence of certain triggering events as described in the Designation, at a price that is equal to 125 percent of the stated value of the Series B Preferred (as defined in the Designation). The holders may also require redemption of the Series B Preferred in the event of a major transaction involving the registrant, as described more fully in the Designation.

Holders of the Series B Preferred may vote their shares on an as-converted basis with the outstanding common stock of the registrant.

The offer and sale of the Series B Preferred were not registered under the Securities Act of 1933, in reliance upon exemptions from registration available for private sales of securities under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.  The purchasers of the Series B Preferred shares are accredited investors.

As part of the transaction involving the sale of the Series B Preferred, the registrant also amended its agreement for the sale of its previously designated Series A Preferred.  Under the amended agreement with the holders of the Series A Preferred, the parties agreed to remove the requirement that the registrant file a registration statement covering the shares of common stock issuable upon conversion of the Series A Preferred.  The parties also agreed to amend the warrants issued in connection with the sale of the Series A Preferred to conform with the terms, including the expiration date, of the warrants issued in connection with the sale of the Series B Preferred.  Copies of the form of the warrants and amended warrants are included as exhibits to this Current Report.

Proceeds from the sale of the Series B Preferred will be used by the registrant for general administrative and operating expenses.

The registrant issued a press release dated March 29, 2010, announcing the financing described in this Item 3.02.  copy of the press release is furnished herewith as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended. The furnishing of the information in this Current Report is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Current Report contains is material investor information that is not otherwise publicly available.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 25, 2010, the registrant filed amendments to its Certificate of Incorporation (1) amending the Certificate of Designation of Rights and Preferences of the Series A Convertible Preferred Stock, and  (2) designating the Rights and Preferences of the Series B Convertible Preferred Stock.  The Certificate and Designation of the Series B Convertible Preferred Stock designates 1,000,000 shares of previously authorized shares of preferred stock as the registrant’s Series B Convertible Preferred Stock.  A brief description of the rights and preferences of the Series B Preferred is included in Item 3.02, above.  A copy of each amendment is included with this report under Item 9.01(d).

Item 9.01

(d)  Exhibits.

Exhibit No.	Description
3(i)	First Amended and Restated Certificate of Designation of Rights and Preferences of the Series A Convertible Preferred Stock of ActiveCare, Inc., filed March 25, 2010.
3(ii)	Certificate of Designation of Rights and Preferences of the Series B Convertible Preferred Stock of ActiveCare, Inc. filed March 25, 2010
4(i)	Amended and Restated Class A Warrant to Purchase Common Stock of ActiveCare, Inc.
4(ii)	Class B Warrant to Purchase Common Stock of ActiveCare, Inc.
4(iii)	Class C Warrant to Purchase Common Stock of ActiveCare, Inc.
10(i)	Series B Convertible Preferred Stock Purchase Agreement dated March 25, 2010
99(i)	Press Release dated March 29, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Michael G. Acton
Michael G. Acton, Chief Financial Officer

Date: March 29, 2010